Exhibit 99.1

Staples, Inc. Announces Second Quarter 2014 Performance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 20, 2014--Staples, Inc. (Nasdaq: SPLS) announced today the results for its second quarter ended August 2, 2014. Total company sales for the second quarter of 2014 were $5.2 billion, a decrease of two percent compared to the second quarter of 2013. Second quarter 2014 total company sales growth was negatively impacted by approximately one percent due to changes in foreign exchange rates and store closures in North America during the past year.

Second Quarter 2014 Highlights

  Grew sales in North American Commercial three percent year over year.
  Achieved Staples.com sales growth of eight percent driven by increased business customer acquisition, improved customer conversion, and an expanded assortment beyond office supplies.
  Drove double digit growth on in-store Staples.com kiosks, and enhanced omnichannel customer experience with the launch of Buy Online, Pick Up in Store.
  Grew copy and print same store sales in the mid single digits in North America, and grew copy and print online sales in the double digits.
  Secured approximately $150 million of annualized cost savings year to date as part of a two-year plan to eliminate at least $500 million of annualized costs.
  Closed 80 stores in North America during the second quarter and expect to close approximately 140 stores in North America during 2014.

“We’re accelerating growth in our delivery businesses as customers turn to Staples for more products beyond office supplies,” said Ron Sargent, Staples’ chairman and chief executive officer. “At the same time, we have more work to do to stabilize our retail business, and we’re taking action to improve customer traffic, reduce expenses and close underperforming stores.”

Second Quarter 2014 Financial Summary

	Second Quarter
(dollar amounts in millions)	2014	2013	Change
Total company sales	$5,220	$5,315	-1.8%
Total company sales excluding changes in foreign exchange rates and the impact of store closures*			-1%

GAAP operating income	$19	$188	-$168
Non-GAAP operating income*	$120	$188	-$67

GAAP operating income rate	0.4%	3.5%	-316 basis points
Non-GAAP operating income rate*	2.3%	3.5%	-123 basis points

GAAP net income	$82	$103	-$21
Non-GAAP net income*	$75	$103	-$27

GAAP earnings per diluted share	$0.13	$0.16	-19%
Non-GAAP earnings per diluted share*	$0.12	$0.16	-25%

*Indicates a non-GAAP measure. Refer to “Presentation of Non-GAAP Information” and the accompanying reconciliations for more detailed information about these non-GAAP measures.

On a GAAP basis, second quarter 2014 total company operating income rate decreased 316 basis points to 0.37 percent compared to operating income rate of 3.53 percent achieved during the second quarter of 2013. Excluding the impact of restructuring and other related charges during the second quarter of 2014, total company non-GAAP operating income rate declined 123 basis points to 2.30 percent during the second quarter of 2014.

On a GAAP basis, the company reported second quarter 2014 net income of $82 million, or $0.13 per diluted share, compared to $103 million, or $0.16 per diluted share achieved in the second quarter of 2013. The company incurred $101 million of pre-tax restructuring and other related charges primarily associated with the closure of 80 stores in the second quarter, as well as the company’s plan to close approximately 40 stores in North America during the second half of 2014. The company also recorded a $67 million net tax benefit primarily related to the resolution of certain tax audits. Excluding these items, the company reported non-GAAP net income of $75 million, or $0.12 per diluted share.

The company generated operating cash flow of $304 million and invested $110 million in capital expenditures year to date, resulting in free cash flow of $194 million for the first half of 2014, a decrease of $30 million compared to the first half of 2013. The company repurchased 3.5 million shares for $40 million during the second quarter of 2014. At the end of the second quarter, the company had $1.5 billion in liquidity, including $417 million in cash and cash equivalents.

North American Stores and Online

	Second Quarter
(dollar amounts in millions)	2014	2013	Change
Sales	$2,282	$2,422	-5.8%
Comparable store sales			-5%
Staples.com sales growth			8%

Operating income	$28	$100	-$72
Operating income rate	1.2%	4.1%	-290 basis points

Sales for the second quarter of 2014 were $2.3 billion, a decrease of six percent compared to the second quarter of 2013. Changes in foreign exchange rates negatively impacted second quarter 2014 sales growth by approximately one percent. Sales growth was also negatively impacted by approximately two percent due to stores closed during the past year. Sales declines in computers and technology accessories, ink and toner, and core office supplies, were partially offset by growth in facilities and breakroom supplies and copy and print services. Comparable store sales, which exclude sales in Staples.com, decreased five percent, reflecting a four percent decline in traffic and a one percent decline in average order size versus the prior year. Staples.com sales grew eight percent during the second quarter of 2014. This reflects growth from the company’s expanded assortment in categories beyond office supplies, as well as increased business customer acquisition and conversion. Operating income rate decreased 290 basis points to 1.22 percent compared to the second quarter of 2013. This decline primarily reflects lower product margins online and investments to accelerate growth online, investments to support the company’s strategic reinvention, increased marketing expense, and the negative impact of fixed expenses on lower sales. This was partially offset by progress the company has made reducing expenses in its retail stores. During the second quarter of 2014, the company closed 80 stores in North America.

North American Commercial

	Second Quarter
(dollar amounts in millions)	2014	2013	Change
Sales	$1,997	$1,946	2.6%

Operating income	$131	$128	$2
Operating income rate	6.5%	6.6%	-5 basis points

Sales for the second quarter of 2014 were $2.0 billion, an increase of three percent compared to the second quarter of 2013. This primarily reflects growth in facilities and breakroom supplies, print, and furniture, partially offset by a decline in ink and toner. Operating income rate decreased five basis points to 6.54 percent compared to the second quarter of 2013. This decline primarily reflects investments to support the company’s strategic reinvention and increased incentive compensation expense, partially offset by reduced marketing expense.

International Operations

	Second Quarter
(dollar amounts in millions)	2014	2013	Change
Sales	$941	$946	-0.5%

Operating income (loss)	($22)	($20)	-$2
Operating income (loss) rate	-2.3%	-2.1%	-25 basis points

Sales for the second quarter of 2014 were $941 million, a decrease of one percent in U.S dollars and a decrease of three percent on a local currency basis compared to the second quarter of 2013. The decline was primarily driven by weakness in the company’s European online business. Comparable store sales in Europe declined one percent, reflecting a decrease in traffic, partially offset by an increase in average order size versus the prior year. Operating income rate decreased 25 basis points to an operating loss of 2.32 percent compared to the second quarter of 2013. This decline primarily reflects an increase in general and administrative costs as the company transitions to a more centralized pan-European operating model, as well as the negative impact of fixed costs on lower sales in Europe, partially offset by improved product margins in Europe and reduced losses in Australia.

Outlook

For the third quarter of 2014, the company expects sales to decrease versus the third quarter of 2013. The company expects to achieve fully diluted non-GAAP earnings per share in the range of $0.34 to $0.39 for the third quarter of 2014. This guidance excludes any potential impact on earnings per share related to 2014 restructuring and other related activities.

The company expects to record pre-tax charges in the range of $40 million to $75 million associated with restructuring and other related activities during the third quarter of 2014. For the full year, the company expects total pre-tax restructuring and other related charges in the range of $230 million to $310 million. For the full year, the company expects to generate more than $600 million of free cash flow. The company’s free cash flow guidance reflects an expected use of cash in the range of $60 million to $100 million associated with its 2014 restructuring plan, as well an expected use of cash in the range of $50 million to $100 million related to its 2012 and 2013 restructuring plans.

Presentation of Non-GAAP Information

This press release presents certain results in 2014 with and without restructuring charges, long-lived asset impairment and inventory write-downs, and certain tax items. This press release also presents certain results for 2014 both with and without the impact of fluctuations in foreign currency exchange rates. The presentation of these results, as well as the presentation of free cash flow, are non-GAAP financial measures that should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with GAAP. Management believes that the non-GAAP financial measures enable management and investors to understand and analyze the company’s performance by providing meaningful information that facilitates the comparability of underlying business results from period to period. Management uses these non-GAAP financial measures to evaluate the operating results of the company’s business against prior year results and its operating plan, and to forecast and analyze future periods. Management recognizes there are limitations associated with the use of non-GAAP financial measures as they may reduce comparability with other companies that use different methods to calculate similar non-GAAP measures. Management generally compensates for these limitations by considering GAAP as well as non-GAAP results. In addition, management provides a reconciliation to the most comparable GAAP financial measure. With respect to earnings per share and free cash flow, financial guidance on a GAAP basis has not been provided given that current estimates for charges to be incurred related to restructuring initiatives and the potential related impact on cash flow represent a broad range which is based on preliminary analysis and is subject to change as plans become finalized.

Today's Conference Call

The company will host a conference call today at 8:00 a.m. (ET) to review these results and its outlook. Investors may listen to the call at http://investor.staples.com.

About Staples

Staples makes it easy to make more happen with more products and more ways to shop. Through its world-class retail, online and delivery capabilities, Staples lets customers shop however and whenever they want, whether it’s in-store, online or on mobile devices. Staples offers more products than ever, such as technology, facilities and breakroom supplies, furniture, safety supplies, medical supplies, and Copy and Print services. Headquartered outside of Boston, Staples operates throughout North and South America, Europe, Asia, Australia and New Zealand. More information about Staples (SPLS) is available at www.staples.com.

Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 including, but not limited to, the information set forth under “Outlook” and other statements regarding our future business and financial performance. Any statements contained in this news release that are not statements of historical fact should be considered forward-looking statements. You can identify forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative, although not all forward-looking statements include such words. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk, including the review of our assessments by our outside auditor and changes in management’s assumptions and projections. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to: if we fail to meet the changing needs of our customers our business and financial performance could be adversely affected; we face uncertainties transforming our business, and our inability to successfully implement our strategies could adversely affect our business and financial performance; we have recognized substantial goodwill impairment charges in the past and may be required to recognize additional goodwill impairment charges in the future; we operate in a highly competitive market and we may not be able to continue to compete successfully; global economic conditions could adversely affect our business and financial performance; our international operations expose us to risks inherent in foreign operations; compromises of our information systems or unauthorized access to confidential information or personal information may materially harm our business or damage our reputation; our effective tax rate may fluctuate; fluctuations in foreign exchange rates could lead to lower earnings; we may be unable to attract, train, engage and retain qualified associates; our quarterly operating results are subject to significant fluctuation; our indebtedness could adversely affect us by reducing our flexibility to respond to changing business and economic conditions; our expanded offering of proprietary branded products may not improve our financial performance and may expose us to intellectual property liability, product liability, import/export liability, government investigations and claims, and other risks associated with global sourcing; problems in our information systems and technologies may disrupt our operations; our business may be adversely affected by the actions of and risks associated with third-parties; various legal proceedings may adversely affect our business and financial performance; failure to comply with laws, rules and regulations could negatively affect our business operations and financial performance; and those factors discussed or referenced in our most recent quarterly report on Form 10-Q filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands, Except Share Data)
(Unaudited)

	August 2, 2014	February 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$417,206	$492,532
Receivables, net	1,841,614	1,838,714
Merchandise inventories, net	2,541,191	2,328,299
Deferred income tax assets	189,838	179,566
Prepaid expenses and other current assets	442,025	400,447
Total current assets	5,431,874	5,239,558

Property and equipment:
Land and buildings	997,485	990,324
Leasehold improvements	1,281,142	1,306,987
Equipment	2,814,566	2,778,294
Furniture and fixtures	1,058,861	1,078,876
Total property and equipment	6,152,054	6,154,481
Less: Accumulated depreciation	4,375,910	4,283,762
Net property and equipment	1,776,144	1,870,719

Intangible assets, net of accumulated amortization	383,442	382,700
Goodwill	3,248,866	3,233,597
Other assets	437,698	448,302
Total assets	$11,278,024	$11,174,876

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,171,912	$1,997,494
Accrued expenses and other current liabilities	1,235,314	1,266,974
Debt maturing within one year	111,822	103,982
Total current liabilities	3,519,048	3,368,450

Long-term debt, net of current maturities	1,015,699	1,000,205
Other long-term obligations	671,487	665,386

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $.0006 par value, 2,100,000,000 shares authorized; issued and outstanding 939,684,147 and 644,604,657 shares at August 2, 2014 and 938,722,858 shares and 652,860,207 shares at February 1, 2014, respectively	564	563
Additional paid-in capital	4,883,907	4,866,467
Accumulated other comprehensive loss	(506,919)	(507,154)
Retained earnings	7,026,061	7,001,755
Less: Treasury stock at cost, 295,079,490 shares at August 2, 2014 and 285,862,651 shares at February 1, 2014	(5,340,235)	(5,229,368)
Total Staples, Inc. stockholders’ equity	6,063,378	6,132,263
Noncontrolling interests	8,412	8,572
Total stockholders’ equity	6,071,790	6,140,835
Total liabilities and stockholders’ equity	$11,278,024	$11,174,876

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Sales	$5,220,103	$5,314,724	$10,874,362	$11,129,295
Cost of goods sold and occupancy costs	3,912,060	3,955,228	8,156,025	8,258,789
Gross profit	1,308,043	1,359,496	2,718,337	2,870,506
Operating expenses:
Selling, general and administrative	1,180,242	1,158,415	2,403,389	2,370,955
Impairment of long-lived assets	5,196	—	27,004	—
Restructuring charges	88,427	—	101,902	—
Amortization of intangibles	14,816	13,374	29,705	26,757
Total operating expenses	1,288,681	1,171,789	2,562,000	2,397,712

Gain on sale of businesses, net	—	—	21,805	—

Operating income	19,362	187,707	178,142	472,794

Other income (expense):
Interest income	794	1,235	1,543	2,970
Interest expense	(12,637)	(30,264)	(24,961)	(61,236)
Other income (expense), net	4,504	(4,434)	5,451	(7,809)
Income from continuing operations before income taxes	12,023	154,244	160,175	406,719
Income tax (benefit) expense	(69,852)	50,129	(17,910)	132,183
Income from continuing operations	81,875	104,115	178,085	274,536
Discontinued Operations:
Loss from discontinued operations, net of income taxes	—	(1,584)	—	(2,078)
Net income	$81,875	$102,531	$178,085	$272,458

Basic Earnings Per Common Share:
Continuing operations	$0.13	$0.16	$0.28	$0.42
Discontinued operations	—	—	—	—
Net income	$0.13	$0.16	$0.28	$0.42
Diluted Earnings Per Common Share:
Continuing operations	$0.13	$0.16	$0.27	$0.41
Discontinued operations	—	—	—	—
Net income	$0.13	$0.16	$0.27	$0.41

Weighted Average Shares Outstanding:
Basic	641,333	653,670	642,412	654,820
Diluted	646,967	662,420	648,079	663,252

Dividends declared per common share	$0.12	$0.12	$0.24	$0.24

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(Amounts in Thousands)

	13 Weeks Ended		26 Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Comprehensive income from consolidated operations	$10,611	$85,587	$178,160	$161,398
Comprehensive income (loss) attributed to noncontrolling interests	117	37	(160)	133
Comprehensive income attributed to Staples, Inc.	$10,494	$85,550	$178,320	$161,265

STAPLES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Dollar Amounts in Thousands)
(Unaudited)

	26 Weeks Ended
	August 2, 2014	August 3, 2013
Operating Activities:
Consolidated net income	$178,085	$272,458
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	199,790	202,020
Amortization of intangibles	29,705	26,757
Gain on sale of businesses, net	(21,805)	—
Impairment of long-lived assets	27,004	—
Inventory write-downs related to restructuring activities	15,697	—
Stock-based compensation	36,864	47,033
Excess tax benefits from stock-based compensation arrangements	(190)	(1,845)
Deferred income tax (benefit) expense	(11,442)	15,179
Other	6,955	(1,417)
Changes in assets and liabilities:
Decrease in receivables	12,665	76,513
Increase in merchandise inventories	(219,332)	(241,488)
Increase in prepaid expenses and other assets	(71,125)	—
Increase in accounts payable	163,417	141,394
Decrease in accrued expenses and other liabilities	(42,598)	(157,689)
Decrease in other long-term obligations	(112)	(31,350)
Net cash provided by operating activities	303,578	347,565

Investing Activities:
Acquisition of property and equipment	(109,756)	(124,015)
Cash paid for termination of joint venture	—	(34,298)
Proceeds from the sale of property and equipment	3,157	8,367
Proceeds from sale of businesses, net	50,191	—
Acquisition of businesses, net of cash acquired	(67,888)	—
Net cash used in investing activities	(124,296)	(149,946)

Financing Activities:
Proceeds from the exercise of stock options and sale of stock under employee stock purchase plans	19,679	52,923
Proceeds from borrowings	12,945	19,183
Payments on borrowings and capital lease obligations	(13,548)	(38,045)
Purchase of noncontrolling interest	—	(96)
Cash dividends paid	(153,779)	(156,917)
Excess tax benefits from stock-based compensation arrangements	190	1,845
Repurchase of common stock	(126,284)	(198,472)
Net cash used in financing activities	(260,797)	(319,579)
Effect of exchange rate changes on cash and cash equivalents	(1,679)	(20,293)
Net decrease in cash and cash equivalents	(83,194)	(142,253)
Cash and cash equivalents at beginning of period	492,532	1,334,302
Cash and cash equivalents at end of period	409,338	1,192,049
Less: Change in cash and cash equivalents attributed to discontinued operations	—	(5,437)
Add: Cash and cash equivalents attributed to disposal group held for sale at February 1, 2014	7,868	—
Cash and cash equivalents at the end of the period	$417,206	$1,186,612

STAPLES, INC. AND SUBSIDIARIES
Segment Reporting
(Dollar Amounts in Thousands)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
	Sales
North American Stores & Online	$2,282,149	$2,422,401	$4,915,972	$5,190,778
North American Commercial	1,997,050	1,946,259	4,053,379	3,989,277
International Operations	940,904	946,064	1,905,011	1,949,240
Total segment sales	$5,220,103	$5,314,724	$10,874,362	$11,129,295

	Business Unit Income (Loss)
North American Stores & Online	$27,773	$99,787	$120,472	$272,106
North American Commercial	130,561	128,202	266,266	278,094
International Operations	(21,872)	(19,617)	(46,844)	(30,373)
Business unit income	136,462	208,372	339,894	519,827
Stock-based compensation	(16,244)	(20,665)	(36,864)	(47,033)
Impairment of long-lived assets	(5,196)	—	(27,004)	—
Restructuring charges	(88,427)	—	(101,902)	—
Gain on sale of businesses, net	—	—	21,805	—
Inventory write-downs related to restructuring activities	(5,143)	—	(15,697)	—
Accelerated depreciation related to restructuring activities	(2,090)	—	(2,090)	—
Interest and other expense, net	(7,339)	(33,463)	(17,967)	(66,075)
Income from continuing operations before income taxes	$12,023	$154,244	$160,175	$406,719

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Income Statement Disclosures
(Dollar Amounts in Thousands, Except Per Share Data)
(Unaudited)

	13 Weeks Ended
	August 2, 2014
	GAAP	Inventory write-downs	Restructuring charges	Impairment of long lived assets & accelerated depreciation	Non-GAAP
Sales	$5,220,103				$5,220,103
Gross profit	1,308,043	5,143	—	—	1,313,186
Gross profit rate	25.1%				25.2%

Operating income	19,362	5,143	88,427	7,286	120,218
Interest and other expense, net	7,339				7,339
Income from continuing operations before income taxes	12,023				112,879

Income tax benefit	(69,852)				(69,852)
Reduction of liability for unrecognized tax benefits & other discrete tax items	—				67,219
Tax benefit on charges related to restructuring activities	—				40,447
Adjusted income tax (benefit) expense	(69,852)				37,814

Net income	$81,875				$75,065

Effective tax rate	(581.0)%				33.5%

Diluted earnings per common share	$0.13				$0.12

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Income Statement Disclosures (continued)
(Dollar Amounts in Thousands)
(Unaudited)

	26 Weeks Ended
	August 2, 2014
	GAAP	Inventory write-downs	Restructuring charges	Impairment of long lived assets & accelerated depreciation	Gain on sale of businesses, net	Non-GAAP
Sales	$10,874,362					$10,874,362
Gross profit	2,718,337	15,697	—	—	—	2,734,034
Gross profit rate	25.0%					25.1%

Operating income	178,142	15,697	101,902	29,094	(21,805)	303,030
Interest and other expense, net	17,967					17,967
Income from continuing operations before income taxes	160,175					285,063

Income tax benefit	(17,910)					(17,910)
Reduction of liability for unrecognized tax benefits & discrete tax items	—					57,603
Tax benefit on restructuring-related charges	—					55,802
Adjusted income tax (benefit) expense	(17,910)					95,495

Net income	$178,085					$189,568

Effective tax rate	(11.2)%					33.5%

Diluted earnings per common share	$0.27					$0.29

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Sales Growth
(Unaudited)

13 Weeks Ended August 2, 2014

GAAP sales growth	(2)%
Impact of change in exchange rates	—%
Impact of store closures	(1)%
Non-GAAP sales growth	(1)%

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of Free Cash Flow Disclosures
(Dollar Amounts in Thousands)
(Unaudited)

	26 Weeks Ended
	August 2, 2014	August 3, 2013
Net cash provided by operating activities	$303,578	$347,565
Acquisition of property and equipment	(109,756)	(124,015)
Free cash flow	$193,822	$223,550

Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the company's ability to generate cash and invest in its business.

CONTACT:
Staples, Inc.
Media Contact:
Kirk Saville, 508-253-8530
or
Investor Contact:
Chris Powers/Kevin Barry, 508-253-4632/1487